Exhibit 99.1

2013 Selected Operating and Financial Results

Strategic investments drive Virgin Media customer growth momentum in Q4

Continued rebased OCF growth in 2013

London, England - February 14, 2014. Virgin Media Inc. (“Virgin Media” or the “Company”), the leading cable operator in the United Kingdom (“U.K.”), today provides selected, preliminary unaudited operating and financial information for the three months, six months and year ended December 31, 2013 (“Q4”, “H2” and “FY” respectively, as compared to the results for the same periods last year unless otherwise noted):1

Operating performance:*

•	Increased customer relationships by 33,800 and RGUs[2] by 29,000 in H2

◦	Q4 customer gain of 20,300, up sequentially from 13,500 in Q3

◦	Q4 RGU growth of 35,800 driven by broadband and a return to total TV growth

•	Strategic initiatives in H2 underpinned product differentiation and future growth

◦	Expanded comprehensive entertainment offering with introduction of BT Sport, Netflix and extended Virgin TV Anywhere to Android devices

◦	Launched Apple iPhone and WiFi calling app SmartCall

◦	Extended range of triple-play bundles to include “Essential Family Collection”

◦	Announced a further broadband speed uplift commencing in 2014

Financial performance:*

•	FY revenue of £4,120 million, reflecting rebased[3] revenue growth of 2%

•	FY Operating Cash Flow (“OCF”)[4] of £1,695 million, reflecting rebased growth of 3%

•	FY operating income of £156 million

•	FY property and equipment additions[5] as a percentage of revenue improved to 21%

◦	FY capital expenditures[6] as a percentage of revenue reduced from 19% to 18%

•	Good progress on integration, with synergies expected to positively impact 2014 OCF

◦	Internal and external staff resources streamlined by nearly 10%

________________________________
A copy of this investor release is available on the websites of Virgin Media (www.virginmedia.com) and Liberty Global (www.libertyglobal.com). In addition, Virgin Media’s 2013 Annual Report, including its audited financial statements and accompanying notes, is expected to be available on the Virgin Media and Liberty Global websites prior to the end of March 2014.

* For definitions and reconciliations of certain financial and subscriber metrics, please see pages 8 -12. The 2013 figures in this release combine amounts from “Predecessor” and “Successor” Periods. The combination of Predecessor and Successor periods is not permitted by generally accepted accounting principles in the United States (“GAAP”) and has not been prepared with a view towards complying with Article 11 of Regulation S-X. For further details concerning the Predecessor and Successor Periods, see page 8, and for additional information, see note 1 on page 10.

Virgin Media Operating Statistics Summary*

	As of and for the period ended December 31,
	2013	2012
CABLE

Footprint
Homes Passed[7]	12,520,100	12,471,800
Two-way Homes Passed[8]	12,520,100	12,471,800

Subscribers (RGUs)
Television[9]	3,749,600	3,795,500
Internet[10]	4,375,700	4,272,200
Telephony[11]	4,136,400	4,179,100
Total RGUs	12,261,700	12,246,800

Q4 RGU net organic additions (losses)
Television	1,000	17,100
Internet	39,100	62,700
Telephony	(4,300)	21,400
Total RGU net organic additions (losses)	35,800	101,200

Customer Relationships
Customer Relationships[12]	4,908,500	4,894,300
Q4 Customer Relationship net additions	20,300	42,700
Q4 Average Monthly Revenue per Customer Relationship[13]	£48.21	£47.05
RGUs per Customer Relationship	2.50	2.50

Customer Bundling
Single-Play	15.9%	14.6%
Double-Play	18.5%	20.5%
Triple-Play	65.7%	64.9%

MOBILE

Mobile Subscribers
Postpaid[14]	1,879,100	1,708,900
Prepaid[15]	1,111,100	1,328,600
Total	2,990,200	3,037,500

Q4 Postpaid net organic additions[16]	59,100	38,000
Q4 Prepaid net organic losses[16]	(60,900)	(32,100)
Total Mobile net organic additions	(1,800)	5,900

Q4 Average Monthly Revenue per Mobile Subscriber[17]
Excluding interconnect revenue	£12.67	£12.45
Including interconnect revenue	£14.97	£15.16

__________________
* For footnote disclosure, please refer to pages 10-12. Statistics and figures are generally calculated in accordance with Liberty Global policies for all periods presented.

Operational Performance

Cable

In 2013, we increased the number of customer relationships and product subscriptions, or RGUs, with momentum improving in H2, as well as sequentially from Q3 to Q4. This growth was partly the result of an improvement in customer churn in Q4 following the launch of BT Sport on our TV platform along with other enhancements to our bundles and our service. The impact of improvements in our services is apparent from the most recent data published by the independent industry regulator, Ofcom, which found that we generate the least complaints of all broadband and telephony providers in the U.K. Churn for Q4 was at 14.0% on an annualized basis18, which was fractionally higher than last year. In addition, we improved Average Monthly Revenue per Customer Relationship by 2.5% to £48.21 in Q4, the highest total in the U.K. market, driven by price increases during the year and continued success in upselling customers to higher value products. In Q4, the company announced an average price rise of 6.7% which is currently being implemented.

Our internet subscribers increased 103,500 in 2013 driving internet revenues up 9%, with Q4 representing our strongest subscriber growth of the year. Of all of our 4.4 million internet customers, 3.2 million, or 74%, subscribe to superfast broadband services of 30 Mbps or faster, an increase of 1.0 million in twelve months, including a 209,300 increase in Q4. We continue to see that nearly half of our new internet customers subscribe to speeds of 60 Mbps or higher, showing the strong, ongoing demand for faster speeds. We will again demonstrate the power of our network during 2014 with another significant speed increase beginning in February, when our top tier increases to 152 Mbps, twice the speed of VDSL products offered by competitors.

During Q4, we experienced a return to overall television subscriber growth after three quarters of losses. Strong uptake of TiVo continued throughout the year, as we added 628,800 customers, including 136,900 during Q4. The TiVo service is in 2.0 million homes or 52% of our television subscriber base. The growth of TiVo has helped drive growth in paying TV customers, which increased by 56,000 during 2013, including 18,600 in Q4. We continue to enhance the value of the service and during Q4 we extended Virgin TV Anywhere to Android devices and added more live streaming channels to make it the most comprehensive cloud-based entertainment service offered by any U.K. pay TV provider.

In December 2013, we extended our range of triple-play bundles with the launch of our “Essential Family Collection” which combines 30 Mbps broadband and our XL TV service with TiVo and BT Sport. We ended 2013 with 2.5 RGUs per customer and triple-play penetration of 65.7%.

Mobile

We remain focused on acquiring higher-value postpaid mobile subscriptions, particularly amongst cable customers as we believe churn is meaningfully lower for households that have both cable and mobile services. Postpaid mobile subscribers increased by 201,700 during the year with a 59,100 increase in Q4 and now constitute 62.8% of all of our mobile subscribers, up from 56.3% a year ago. A decline in prepaid mobile subscribers resulted in overall mobile subscriber numbers that were marginally lower than last year. However, in H2, mobile subscribers increased as postpaid subscriber additions more than offset our prepaid subscriber losses.

The proportion of cable customers taking all three fixed-line products as well as mobile (collectively, “quad-play”) increased to 16.3% penetration.19 We finished 2013 with 1.0 million cable customers subscribing to 1.5 million mobile services from Virgin Media.

Business

Virgin Media Business underwent significant change during 2013 and we now have a new leadership team in place, which is focused on putting in place improved systems and processes to support future growth. The sales team has increased and the product set expanded and improved to include more converged business solutions for both our public and private sector customers. As a result, we are experiencing an improvement in underlying sales performance with the total value of contracts won during Q4 up substantially year-over-year. Significant contracts won during the last three months of the year include Three, CityLink and the West Midlands Public Services Network. We expect these contracts, in combination with earlier wins during 2013, will underpin stronger rebased business revenue performance during the second half of 2014.

Financial Summary

The following tables reflect preliminary unaudited selected financial results for the three months and year ended December 31, 2013 and 2012, respectively. These figures combine amounts from “Predecessor” and “Successor” Periods, which are detailed on page 8. For additional information, see note 1 on page 10.

	Three months ended December 31,		Increase (decrease)		Increase(decrease)
	2013	2012	£	%	Rebased %
	in millions, except % amounts

Revenue:
Subscription revenue:
Television	£248.1	£232.8	£15.3	6.6	6.6
Internet	221.1	205.2	15.9	7.7	7.7
Telephony	239.6	249.9	(10.3)	(4.1)	(4.1)
Cable subscription revenue	708.8	687.9	20.9	3.0	3.0
Mobile	113.7	113.3	0.4	0.4	0.4
Total subscription revenue	822.5	801.2	21.3	2.7	2.7
Business	147.6	165.3	(17.7)	(10.7)	(1.5)
Other	58.3	73.2	(14.9)	(20.4)	(20.4)
Total revenue	£1,028.4	£1,039.7	£(11.3)	(1.1)	0.4

OCF	£424.0	£446.6	£(22.6)	(5.1)	(3.9)
Property & equipment additions	£206.9	£208.7	£(1.8)	(0.9)

% of revenue
OCF	41.2%	43.0%
Property and equipment additions	20.1%	20.1%

	Year ended December 31,		Increase (decrease)		Increase(decrease)
	2013	2012	£	%	Rebased %
	in millions, except % amounts

Revenue:
Subscription revenue:
Television	£976.7	£886.9	£89.8	10.1	10.1
Internet	871.8	800.3	71.5	8.9	8.9
Telephony	979.3	998.3	(19.0)	(1.9)	(1.9)
Cable subscription revenue	2,827.8	2,685.5	142.3	5.3	5.3
Mobile	440.3	437.9	2.4	0.5	0.5
Total subscription revenue	3,268.1	3,123.4	144.7	4.6	4.6
Business	605.1	670.3	(65.2)	(9.7)	(1.3)
Other	247.2	306.8	(59.6)	(19.4)	(19.4)
Total revenue	£4,120.4	£4,100.5	£19.9	0.5	1.9

OCF	£1,694.7	£1,679.2	£15.5	0.9	3.4
Property & equipment additions	£867.6	£883.4	£(15.8)	(1.8)

% of revenue
OCF	41.1%	41.0%
Property and equipment additions	21.1%	21.5%

Financial Results

The driver of our revenue growth in 2013 was cable subscription revenue, which increased 3% in Q4 and 5% for the FY, including increases in television revenue of 7% and 10%, respectively. Accounting for 69% of total 2013 revenue, the increase in both periods was due in part to a cable price increase in February 2013, as well as an increase in customers who subscribe to higher tiers of service.

Mobile subscription revenue, which represents over 10% of total revenue, was relatively flat during 2013. This performance is a net result of the positive impacts of an increase in our postpaid subscriber base and a price increase in July 2013 and the negative impacts of the ongoing decline in prepaid customers, lower chargeable usage and an increase in the proportion of postpaid subscribers on lower priced SIM-only contracts.

Other revenue, which represents 6% of total revenue, includes interconnect revenue, revenue from non-cable services, mobile equipment sales and other items, decreased 20% and 19% for Q4 and the FY. The decreases in other revenue were caused by reductions in interconnect revenue, cable installation revenue and revenue from non-cable services. Regulated reductions in mobile termination rates in April 2012, May 2012 and April 2013 were the primary reasons for the decline in interconnect revenue. Cable installation revenue was lower as TiVo installation activity has decreased from levels observed during 2012, while non-cable revenue decreased as we no longer sell off-net or non-cable services to new customers.

Reported business revenue, which does not take into account a change in how we account for business installation revenue following the Liberty Global Transaction, declined 11% in Q4 and 10% for the FY. These declines were primarily caused by the £32 million net impact of deferring installation revenue in the Successor Period, including a £17 million net impact in Q4.3 Rebased growth, which adjusts for this policy change, was down 2% in Q4 and down 1% in FY. These decreases are a result of a continued decline in voice revenue and a £4 million non-recurring item in Q4 2012 that was not repeated in 2013. These impacts were partially offset by higher low-margin business network solutions equipment sales and modest increases in data revenue. Sequentially, Q4 revenue increased 1%, with continued data revenue growth.

On a reported basis, OCF for Q4 was down 5% and up 1% for the FY with OCF margins of 41.2% and 41.1%, respectively, as compared with 43.0% for Q4 2012 and 41.0% for FY 2012. Rebased OCF, which takes into account the accounting policy change for business installation revenue, other policy adjustments and acquisition accounting adjustments to reflect a capacity supply contract at estimated fair value, declined 4% in Q4 and increased 3% for the FY. The Q4 OCF decline, on a rebased and reported basis, is largely attributable to higher programming costs as a result of the addition of BT Sport and a rate increase on Sky premium content as well as the negative impact resulting from the inclusion of over £15 million of benefits from nonrecurring items in Q4 2012. Excluding programming costs, our other Q4 operating costs and expenses were flat.

The integration of Virgin Media into Liberty Global is progressing well with streamlined management and more effective processes reducing internal and external staff resources by nearly 10% during 2013, which will drive further cost savings in 2014. We expect mid-single-digit rebased OCF growth in 2014 and would expect our growth to be back-end weighted to the second half of the year, as we realize increased synergy benefits.

Our operating income (loss) included £15 million of restructuring costs in Q4 and £33 million for the FY associated with the integration of Virgin Media with Liberty Global. We expect further restructuring charges in 2014. The operating loss for Q4 was also affected by higher depreciation and amortization costs and higher stock-based compensation expense resulting from the Liberty Global Transaction.

We experienced a marginal year-over-year decrease during Q4 and a 2% year-over-year decrease during the FY in our property and equipment additions due primarily to lower expenditures on customer premises equipment. Measured as a percentage of revenue, our property and equipment additions have remained relatively flat at 20% and 21% for both Q4 and the FY. Capital expenditures as a percentage of revenue have decreased from 20% to 16% for Q4 and from 19% to 18% for the FY, due largely to our acquisition of £35 million of equipment under vendor financing arrangements during Q4. During 2014, we expect property and equipment additions as a percentage of revenue to be within a range of 19% to

21%. For additional information on how our property and equipment additions reconcile to our capital expenditures as reported in our condensed consolidated cash flow statements, please see page 9.

Capital Resources

The following table details the sterling equivalent of the carrying value of our consolidated third-party financial debt as of December 31, 2013 and September 30, 2013:

	December 31,	September 30,
	2013	2013
	in millions
Senior Credit Facility
Term Loan A (LIBOR + 325 bps)	£375.0	£375.0
Term Loan B (LIBOR + 275 bps)	1,655.3	1,694.2
Term Loan C (LIBOR + 375 bps)	597.2	597.1
Revolving Credit Facility	—	—
Total Senior Credit Facility	2,627.5	2,666.3

Senior Secured Notes
7.00% GBP Senior Secured Notes due 2018	914.8	917.3
6.50% USD Senior Secured Notes due 2018	629.3	645.9
6.00% GBP Senior Secured Notes due 2021	1,100.0	1,100.0
5.375% USD Senior Secured Notes due 2021	603.6	617.9
5.50% GBP Senior Secured Notes due 2021	638.2	638.6
5.25% USD Senior Secured Notes due 2021	279.0	285.9
Total Senior Secured Notes	4,164.9	4,205.6

Senior Notes
8.875% GBP Senior Notes due 2019	277.5	278.6
8.375% USD Senior Notes due 2019	336.3	345.7
7.00% GBP Senior Notes due 2023	250.0	250.0
6.375% USD Senior Notes due 2023	319.9	327.5
5.25% USD Senior Notes due 2022	57.9	59.3
4.875% USD Senior Notes due 2022	72.3	74.0
5.125% GBP Senior Notes due 2022	44.5	44.5
Total Senior Notes	1,358.4	1,379.6

6.50% USD Convertible Senior Notes due 2016	34.7	35.7
Capital Leases / Other	225.5	248.7
Vendor Financing	37.8	—
Total Debt (including current portion)	8,448.8	8,535.9

Cash and cash equivalents	(343.0)	(343.1)
Net debt[20]	£8,105.8	£8,192.8

Exchange rate	$1.6567	$1.6183
Our December 31, 2013 cash balances of £343 million include £313 million that we hold at the parent level, whilst the remaining £30 million is held at the bank group level.

Our total debt decreased by £87 million during Q4, primarily due to currency movements. With respect to our consolidated debt, nearly 80% (inclusive of capital leases) is due in 2019 and beyond and we had a fully swapped borrowing cost of approximately 6.1%.21 Utilizing derivative instruments, substantially all of our debt has been matched to our underlying currency and the interest rates have been fixed.

As of December 31, 2013, we had maximum undrawn commitments of £660 million under the revolving credit facility of our Senior Credit Facility. When the December 31, 2013 compliance reporting requirements are completed and assuming no changes from December 31, 2013 borrowing levels, we anticipate our availability under the Senior Credit Facility will be limited to £622 million.

The Senior Credit Facility requires the Virgin Media borrower group to maintain a Senior Net Debt Leverage ratio of no more than 4.25x and a Total Net Debt Leverage ratio of no more than 5.50x. Based on the results for the quarters ended September 30, 2013 and December 31, 2013 and subject to the completion of our fourth quarter bank reporting requirements, our Senior Net Debt Leverage ratio was 3.91x and our Total Net Debt Leverage ratio was 4.63x.22

About Virgin Media
Virgin Media is the first provider of all four broadband, TV, mobile phone and home phone services in the U.K. The company’s cable network - the result of multi-billion pound private investment - delivers ultrafast broadband to over half of all U.K. homes, with speeds of up to 120 Mbps, as well as market leading connectivity to thousands of public and private sector organisations across the country.

Virgin Media has developed the U.K.’s most advanced interactive television service, and was the first to offer HD TV and 3D on demand to millions of British households. It also launched the world’s first virtual mobile network and is one of the largest fixed-line home phone providers in the country. For more information, go to www.virginmedia.com.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global’s market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 48 million television, broadband internet and telephony services at December 31, 2013.

Liberty Global’s consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global’s operations also include Liberty Global Business Services, its commercial division and Liberty Global Ventures, its investment fund. For more information, please visit www.libertyglobal.com.

Disclaimer
This investor release contains forward-looking statements including our expectations with respect to our strategy and future growth prospects, including with regard to business revenue (and the impact of certain contracts on business revenue), our rebased OCF growth and our property and equipment additions as a percentage of revenue, our expectations for subscribers, churn rate, average revenue per customer and the anticipated consequences, synergies and benefits of the Liberty Global Transaction; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our superfast broadband offering and our TiVo set-top box; our insight and expectations regarding competitive, regulatory and economic factors in the U.K., in particular with respect to our business division and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by a percentage of revenue, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, as well as other factors detailed from time to time in our most recent quarterly and annual reports and Liberty Global’s filings with the Securities and Exchange Commission including their most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Details

Investor Relations - Virgin Media		Corporate Communications - Virgin Media
Vani Bassi	+44 125 675 2347	Gareth Mead	+44 333 000 2584
		Matt Ridsdale (Tavistock)	+44 207 920 3150
Investor Relations - Liberty Global
Christopher Noyes	+1 303 220 6693
Oskar Nooij	+1 303 220 4218

Successor and Predecessor Periods - Combining Schedules

The financial results for the Predecessor Period from January 1, 2013 to June 7, 2013 and the Successor Period from June 8, 2013 to December 31, 2013 have been combined in order to provide a more meaningful basis for comparing the results of operations in this press release. The combination of Predecessor and Successor periods does not comply with GAAP and has not been prepared with a view towards complying with Article 11 of Regulation S-X. The table below reflects the combination of the Predecessor Period from January 1, 2013 to June 7, 2013 and the Successor Period from June 8, 2013 to December 31, 2013.

Year Ended December 31, 2013	Successor	Predecessor	Combined
	Period from June 8 to December 31, 2013	Period from January 1 to June 7, 2013	Year ended December 31, 2013
		in millions
Revenue:
Subscription revenue:
Television	£553.1	£423.6	£976.7
Internet	494.0	377.8	871.8
Telephony	546.1	433.2	979.3
Cable subscription revenue	1,593.2	1,234.6	2,827.8
Mobile	252.8	187.5	440.3
Total subscription revenue	1,846.0	1,422.1	3,268.1
Business	330.1	275.0	605.1
Other	134.1	113.1	247.2
Total revenue	2,310.2	1,810.2	4,120.4

OCF	963.9	730.8	1,694.7
Property and equipment additions	478.2	389.4	867.6
Capital expenditures	418.9	313.4	732.3

OCF Reconciliation
OCF	963.9	730.8	1,694.7
Share-based compensation expense	(85.5)	(22.1)	(107.6)
Depreciation and amortization	(910.2)	(432.8)	(1,343.0)
Impairment, restructuring and other operating items, net	(36.5)	(51.2)	(87.7)
Operating income (loss)	£(68.3)	£224.7	£156.4

OCF Reconciliation

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	in millions
OCF	£424.0	£446.6	£1,694.7	£1,679.2
Share-based compensation expense	(22.8)	(4.4)	(107.6)	(25.8)
Depreciation and amortization	(406.0)	(241.0)	(1,343.0)	(966.4)
Impairment, restructuring and other operating items, net	(9.5)	7.3	(87.7)	11.8
Operating income (loss)	£(14.3)	£208.5	£156.4	£698.8

Property and Equipment Additions

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	in millions

Customer premises equipment	£62.0	£82.4	£322.6	£380.1
Scalable infrastructure	43.6	43.9	175.3	180.3
Line extensions	26.9	16.1	98.8	83.1
Upgrade/rebuild	26.6	23.1	101.4	91.1
Support capital	47.8	43.2	169.5	148.8
Property and equipment additions	206.9	208.7	867.6	883.4
Assets acquired under capital leases	(6.4)	(10.6)	(93.0)	(88.9)
Assets acquired under capital-related vendor financing arrangements	(34.8)	—	(34.8)	—
Changes in liabilities related to capital expenditures	2.7	13.1	(7.5)	(12.0)
Total capital expenditures	£168.4	£211.2	£732.3	£782.5

As % of Revenue:
Property and equipment additions	20.1%	20.1%	21.1%	21.5%
Capital expenditures	16.4%	20.3%	17.8%	19.1%

Notes
______________________________

(1)
On June 7, 2013, Liberty Global, Inc. completed the “Liberty Global Transaction,” pursuant to which both of the successor companies to Liberty Global, Inc. and Virgin Media Inc. became subsidiaries of Liberty Global plc or “Liberty Global.” Virgin Media became a wholly-owned subsidiary of Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) pursuant to a cash and stock merger. As a result of the push down of Liberty Global’s investment in Virgin Media in connection with the Liberty Global Transaction, a new basis of accounting was created in our condensed consolidated financial statements effective June 7, 2013. In our preliminary unaudited selected financial results included herein, the period prior to June 8, 2013 is referred to as the “Predecessor Periods,” and the period from June 8, 2013 through December 31, 2013 is referred to as the “Successor Period.” The most significant effect of the Liberty Global Transaction on our results for the Successor Period is an increase in depreciation and amortization expense as a result of the application of acquisition accounting. In order to provide a more meaningful basis for comparing the results of operations for the year ended December 31, 2013 to those of the corresponding prior year, we have presented financial information for the year ended December 31, 2013 that reflects the combination of the results for the 2013 Predecessor and Successor Periods. The combination of Predecessor and Successor Periods is not permitted by GAAP and has not been prepared with a view towards complying with Article 11 of Regulation S-X.

(2)
Revenue Generating Unit (“RGU”) is separately a residential Television Subscriber, Internet Subscriber or Telephony Subscriber. A home or residential multiple dwelling unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Television, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled television, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Some of these subscribers may choose to disconnect after their promotional period. Our December 31, 2013 RGU counts exclude 1,879,100 postpaid mobile subscribers and 1,111,100 prepaid mobile subscribers that are reported separately. Our mobile subscriber count represents the number of subscriber identification module (“SIM”) cards in service.

(3)
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and OCF for the Predecessor Periods to reflect the impacts of the push down of acquisition accounting in connection with the Liberty Global Transaction and the alignment to Liberty Global’s accounting policies. The acquisition accounting rebase adjustment relates to the amortization of a liability arising from the adjustment of a capacity supply contract to its estimated fair value as a result of acquisition accounting. The most significant of the policy alignment adjustments relates to the deferral of certain business contract installation revenue, which had been recognized upon completion of the installations in the Predecessor Periods. The following table presents the amount of installation revenue recognized during the Predecessor Periods that would have been deferred under Liberty Global’s accounting policy for the indicated periods (£ in millions):

Three months ended March 31, 2012	£15.1
Three months ended June 30, 2012	£16.4
Three months ended September 30, 2012	£20.0
Three months ended December 31, 2012	£18.1
Three months ended March 31, 2013	£10.2
April 1, 2013 – June 7, 2013	£7.3

We have not adjusted the Predecessor Periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented in the Successor Period. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth rates are not necessarily indicative of the rebased revenue and OCF that would have occurred if the Liberty Global Transaction had occurred on the date assumed for purposes of calculating our rebased amounts, or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

(4)
OCF is the primary measure used by our management to evaluate the company’s performance. OCF is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is revenue less operating and selling, general and administrative expenses (excluding share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income (loss), net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of OCF to operating income (loss) is presented on page 8.

(5)	Property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing and capital lease arrangements.

(6)	Capital expenditures refer to capital expenditures on a cash basis, as reported in our condensed consolidated statements of cash flows.

(7)
Homes Passed are homes and residential multiple dwelling units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count Homes Passed relating to networks that we do not own and operate (commonly referred to as partner networks, or Off-Net).

(8)	Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services.

(9)
A Television Subscriber is a home or residential multiple dwelling unit that receives our television service over our broadband network. Substantially all of our Television Subscribers receive our service via a digital television signal. We experienced a non-organic decrease to television RGUs and customer relationships in Q4 of approximately 4,600 upon our exit from the remaining legacy analogue television platform. This adjustment has been excluded from Q4, H2 and FY television RGU and customer relationship activity. Our Television Subscriber base includes customers who pay a monthly fee for the television subscription or TiVo box functionality they receive (Paying TV customers), as well as those that have paid an initial fee to receive a Virgin Media set-top box together with internet and telephony subscriptions who do not pay an incremental recurring fee for our television service. Paying TV customers made up 89% of our Television Subscriber base as of December 31, 2013.

(10)
An Internet Subscriber is a home or residential multiple dwelling unit that receives internet services over our broadband network. Our Internet Subscribers exclude 134,800 ADSL subscribers that are not serviced over our network (non-cable internet subscribers).

(11)
A Telephony Subscriber is a home or residential multiple dwelling unit that receives voice services over our broadband network. Telephony Subscribers exclude Mobile Subscribers. Telephony Subscribers exclude 94,800 subscribers that are not serviced over our network (non-cable telephony subscribers).

(12)
Customer Relationships are the number of residential customers who receive at least one of our television, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile and non-cable customers from Customer Relationships.

(13)
Average Monthly Revenue per Customer Relationship refers to the average monthly cable subscription revenue per average Customer Relationship, and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(14)
Postpaid Mobile Subscribers represent the number of SIM Cards relating to either a mobile service or a mobile broadband contract. Postpaid Mobile Subscribers are considered active if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(15)	Prepaid Mobile Subscribers are considered active if they have made an outbound call or text in the preceding 30 days.

(16)
During Q4, we identified approximately 31,500 Postpaid Mobile Subscribers and 8,400 Prepaid Mobile Subscribers that were incorrectly reflected as active. The adjustments to remove these subscribers from the presentation of Mobile Subscribers have been excluded from Q4, H2 and FY subscriber activity.

(17)
Our Average Monthly Revenue per Mobile Subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers and is calculated by dividing the average monthly mobile subscription revenue (excluding activation, handset fees and late fees) for the indicated period by the average of the opening and closing balances of total mobile subscribers in service for the period. The Average Revenue per Mobile Subscriber calculation that includes interconnect revenue increases the numerator in the above described calculation by the amount of interconnect revenue attributable to our mobile subscribers during the period. Mobile interconnect revenue utilized in the ARPU per Mobile Subscriber calculation consists of the following amounts for the respective periods (£ in millions):

	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	2013	2013	2013	2013	2012	2012	2012	2012
Interconnect	20.7	20.0	20.2	23.9	24.7	25.7	26.3	32.1

(18)
Annualized Customer Churn represents the rate at which customers relinquish their subscriptions, expressed as a percentage of average subscribers and is calculated by dividing the number of disconnects during the indicated period by the average customer relationships for the period, multiplied by four. Average customer relationships for the period are calculated by taking the average of the opening and closing balances of the customer relationships for each month in the period. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(19)
Quad-play penetration represents the number of customers who subscribe to each of our four primary services, television, internet, fixed-line telephony and mobile telephony, divided by customer relationships. Due to the nature of the prepaid mobile business, we do not have information available to identify all of our prepaid customers. Therefore, quad-play customers only include those postpaid and prepaid mobile customers for which we have sufficient information to match these customers with the service address for a premise that receives our cable television, internet and fixed-line telephony services.

(20)
Net debt is defined as total debt including capital lease obligations less cash and cash equivalents. Net debt is not a defined term under US GAAP and may not therefore be comparable with other similarly titled measures reported by other companies.

(21)
Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue discounts and commitment fees, but excluding the impact of financing costs.

(22)	Our covenant calculations are based on the last two quarterly accounting periods annualized.